EXHIBIT 10.N

        CROWN CENTRAL PETROLEUM CORPORATION

        EXECUTIVE SEVERANCE PLAN
(As Restated December 17, 1998)

The Crown Central Petroleum Corporation Executive Severance Plan (the "Plan") is hereby established by Crown Central Petroleum Corporation, a Maryland corporation (the "Corporation") for the benefit of its eligible executives. The purpose of the Plan is to provide certain benefits to eligible executives in the event of a termination of employment under defined circumstances after a Change of Control.

Section 1.     Definitions.  For purposes of this Plan:

(a) "Annual Incentive Plan" means the Crown Central Petroleum Corporation 1994 Annual Incentive Plan and any successor plan that provides for annual cash bonuses, as changed from time to time.

(b) "Beneficiary" shall mean the person or entity designated by an Executive, by written instrument delivered to the Corporation, to receive the benefits payable under this Plan in the event of the Executive's death. If an Executive fails to designate a Beneficiary, or if no Beneficiary survives the Executive, such death benefits shall be paid to the Executive's estate.

(c) "Board" shall mean the Board of Directors of the Corporation.

(d)     "Change of Control" shall mean:

(i) A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of the Corporation, and such offer is consummated for the ownership of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding voting securities.

(ii) The Corporation is merged or consolidated with another corporation and, as a result of such merger or consolidation, less than seventy-five percent (75%) of the combined voting power of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Corporation.

(iii) The Corporation transfers substantially all of its assets to another corporation or entity that is not a wholly owned subsidiary of the Corporation.


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(iv) Any person (as such term is used in Sections 3(a)(9) and 13(d)(3) of the
Exchange Act) other than a person included within the definition of Rosenberg Shareholder in Section II.6, Stock Not Subject to the Control Share Act, of the Corporation's Bylaws is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities.

(v) As the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were members of the Board immediately before the transaction, cease to constitute at least a majority thereof.

(vi) As the result of any sale, exchange, business combination, joint venture or other transaction with a third party or any combination of such transactions:
(A) the Corporation's refining capacity is reduced to less than 80,000 barrels per day, (B) for a period in excess of two years, the refining capacity over which the Corporation will have operational control and market risk is less than 80,000 barrels per day, or (C) the Corporation has less than 175 company operated and dealer retail units.

(e) "Code" shall mean the Internal Revenue Code of 1986.

(f) "Compensation" shall mean the total compensation paid to an Executive by the Corporation as reportable on Internal Revenue Service Form W-2 (i) plus any amount contributed by the Executive pursuant to a salary reduction agreement and which is not includible in gross income under Code Sections 125 or 402(a)(8), and any amount of salary reductions elected by the Executive under the Supplemental Savings Plan, and (ii) reduced by any income recognized by the Executive from the exercise of stock options, the grant of stock or any other income arising from the Crown Central Petroleum Corporation 1994 Long-Term Incentive Plan or any successor plan of the Corporation.

(g) "Effective Date" shall mean September 26, 1996, subject to approval of the Plan by the Board.

(h) "Executive" shall mean only a Vice President or higher executive officer of the Corporation on the Effective Date, and any Vice President or higher executive officer of the Corporation hired after the Effective Date upon approval of his participation in the Plan by the Board.

(i) "Final Compensation" shall mean an amount equal to a Executive's Compensation for the calendar year during the three calendar years prior to the termination of the Executive's employment for which the Executive received the largest amount of Compensation.

(j)     "Good Cause" shall mean:


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(i) fraud or material misappropriation by the Executive with respect to the business or assets of the Corporation,

(ii) the persistent refusal or willful failure of the Executive materially to perform his duties and responsibilities to the Corporation, which continues after the Executive receives notice of such refusal or failure, or

(iii) the Executive's conviction of a felony or crime involving moral turpitude.

(k) "Good Reason" shall exist with respect to an Executive if, without the Executive's express written consent:

(i) there is a significant adverse change in the nature or the scope of the Executive's authority or in his overall working environment after a Change of Control;

(ii) the Executive is assigned duties materially inconsistent with his duties, responsibilities and status at the time of a Change of Control;

(iii) there is a reduction, which is not agreed to by the Executive, in the Executive's rate of base salary, incentive compensation, welfare benefits, or perquisites such as car allowances as in effect at the time of a Change of Control; or

(iv) the Corporation changes by 50 miles or more the principal location in which the Executive is required to perform services from the location at which the Executive was employed as of the Change of Control.

(l) "Retirement Plan" shall mean any qualified or supplemental employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or hereinafter made available by the Corporation in which an Executive is eligible to participate.

(m) "Salary Continuance Benefit" shall mean the benefit provided in Section
5(b).

(n) "Severance Benefit" shall mean the Salary Continuance Benefit and the Welfare Continuance Benefit.

        (o) "Severance Period" shall mean the period beginning on the date an Executive's employment with the Corporation terminates and ending on the date 36 months thereafter.

(p) "SRI Plan" shall mean the Crown Central Petroleum Corporation Supplemental Retirement Income Plan For Senior Executives, as amended from time to time.

(q) "Supplemental Savings Plan" shall mean the Crown Central Petroleum Employees Supplemental Savings Plan, as amended from time to time.

(r) "Welfare Continuance Benefit" shall mean the benefit provided in Section
5(e).

(s) "Welfare Plan" shall mean any health plan, dental plan, disability plan, survivor income plan or life insurance plan, as defined in Section 3(1) of ERISA, currently or hereafter made available by the Corporation in which an Executive is eligible to participate.

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All references made to the masculine gender are intended to refer equally to the female gender.

Section 2.     Supplemental Retirement Benefits.

(a) Upon a Change of Control, the following provisions shall apply to the Executives who are Participants in the SRI Plan as of the Change of Control and who, within 24 months of a Change of Control, terminate employment for Good Reason or are terminated without Good Cause. All capitalized terms used in this
Section 2(a) shall have the meanings as provided in the SRI Plan.

(i) For purposes of calculating the Regular SRI Benefit, a Participant's age shall be deemed to be the Participant's actual age plus three (3) years (but not in excess of age 65) (the "Enhanced Age"), and the Participant's Total Service shall be deemed to be the Participant's actual Total Service plus three (3) years (the "Enhanced Service"). The Participant shall be deemed to earn his Final Compensation for each of the deemed additional three (3) years.

(ii) The Participant shall be entitled to an immediate payment of the Actuarial Equivalent of his Regular SRI Benefit Plan as adjusted by this Plan and his Limitation SRI Benefit. Payment shall be made as a single lump sum payment.

(iii) To determine the Actuarial Equivalent of a Participant"s Regular SRI Benefit, the following provisions shall apply. The Actuarial Equivalent shall be determined under the provisions of the Retirement Plan relating to the calculation of lump sum payments. The amount of the Regular SRI Benefit shall be calculated with the enhancements provided in Section 2(a)(i). The Participant's benefit shall be deemed to start at: (A) age 65 if the Participant's Enhanced Service is less than ten (10) years; (B) age 55 if the Participant's Enhanced Service is ten (10) years or more and Enhanced Age is less than age 55; (C) immediately if the Participant's Enhanced Service is ten (10) years or more and Enhanced Age is age 55 or older; and (D) immediately if the Participant's Enhanced Service is less than ten (10) years and Enhanced Age is age 65 or older. The Participant's age for purposes of the calculation shall be: (A) the Participant's actual age if the Participant's Enhanced Service is ten (10) years or more and Enhanced Age is age 55 or older; (B) the Participant's actual age if the Participant's Enhanced Age is age 65 or older; and (C) the Participant's Enhanced Age in all other cases.

(iv) Immediately prior to a Change of Control, the Crown Central Petroleum Corporation Supplemental Retirement Income Plan For Senior Executives Plan Trust (the "Trust") shall become effective. The Corporation shall immediately fund the Trust with an amount equal to then Actuarial Equivalent of the SRI Benefits, as determined under Section 2(a)(iii), of all Participants in the SRI Plan who are Executives at the time of the Change of Control. The Corporation will maintain sufficient assets in the Trust to pay such SRI Benefits for 24 months after the Change of Control. The Trust shall be funded with cash or cash equivalents other than stock of the Corporation.

(v) The provisions of Section 6 of the SRI Plan relating to noncompetition shall not apply.

(b) Upon a Change of Control, the following provisions shall apply to the Executives who are Participants in the Savings Plan as of the Change of Control and who, within 24 months of a Change of Control, terminate employment for Good Reason or are terminated without Good Cause. All capitalized terms used in this
Section 2(b) shall have the meanings as provided in the Supplemental Savings
Plan.

(i) An Executive shall be fully vested in the Participant's Matching Credits Account.

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(ii) The Corporation shall make an additional contribution to the Participant's
Matching Credits Account in the Supplemental Savings Plan. The additional contribution shall be equal to three (3) times the sum of the Corporation's Matching Contributions under the Savings Plan to the Participant plus the amounts credited to the Participant's Matching Credits Account in the Supplemental Savings Plan for the calendar year prior to the Change of Control.

Section 3.     Annual Incentive Plan.

This Section 3 shall apply to all Executives who are employed on the date of a Change of Control. Upon any Change of Control, for purposes of the Annual Incentive Plan for the fiscal year in which the Change of Control occurs, the Corporation shall be deemed to have achieved the level of performance as to each Performance Criteria that is the greater of (a) the actual level of performance, or (b) the level of performance that would result in a 100-percent Performance Adjustment. Any Executive who is not also employed on the last day of the calendar year in which the Change of Control occurs shall receive a pro rata award under the Annual Incentive Plan as adjusted under this Section 3 based on the portion of the calendar year during which the Executive was employed.


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Section 4.     Outplacement Services.

Upon a Change of Control, any Executive who, within 24 months of a Change of Control, terminates employment for Good Reason or is terminated without Good Cause shall be entitled to receive complete outplacement services, including job search and interview skill services. The services shall be provided by a nationally recognized outplacement organization selected by the Executive with the approval of the Corporation (which approval shall not be unreasonably withheld). The services shall be provided for up to 24 months after the Executive's termination of employment.

Section 5.     Benefits Upon Termination of Employment.

(a) Subject to the provisions of section 8, an Executive shall be entitled to a Salary Continuance Benefit and a Welfare Continuance Benefit if, within 24 months after a Change of Control: (i) the employment of the Executive with the Corporation is terminated by the Corporation for any reason other than Good Cause, or (ii) the Executive terminates his employment with the Corporation for Good Reason.

(b) The Salary Continuance Benefit shall be a lump sum payment equal to three
(3) times the Executive's Final Compensation.

(c) Payment of the Salary Continuance Benefit shall be subject to the following terms and conditions:

(i) Salary Continuance Benefits shall be made net of all required federal and state withholdings taxes and similar required withholdings.

(ii) Payment of the Salary Continuance Benefit shall not affect the entitlement of the Executive or his Beneficiary, or any other person entitled to receive benefits with respect to the Executive under any Retirement Plan, Welfare Plan, or other plan or program maintained by the Corporation in which the Executive participates at the date of termination of employment.

(iii) The Salary Continuance Benefit shall not be affected by any employment that the Executive may obtain after termination with the Corporation nor otherwise be subject to mitigation in any respect.


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(d) This subsection shall apply if a Change of Control occurs and a determination is made that all or a portion of any payment, acceleration or benefit to the Executive under the Plan (alone or in conjunction with any other plan, program or policy of the Corporation) in connection with, on account of, or as a result of, such Change of Control constitutes "excess parachute payments" as defined in Section 280G of the Code, subject to the excise tax ("Excise Tax") provisions of Section 4999 of the Code, or any successor sections thereof, or any similar state or local tax. The Executive shall be entitled to receive from the Corporation, in addition to any other amounts payable hereunder, a lump sum payment in an amount equal to the Excise Tax imposed on the Executive. Such amount shall be payable to the Executive as soon as may be practicable after such final determination is made. All determinations required under this subsection shall be made by a nationally recognized accounting firm selected by the Executive with the approval of the Corporation (which approval shall not be unreasonably withheld). The fees and expenses of the accounting firm shall be borne by the Corporation.

(e) During the Severance Period, an Executive and his dependents will continue to be covered by all Welfare Plans in which he and his dependents were participating immediately prior to the date of his termination (the "Welfare Continuance Benefit"). Any changes to any Welfare Plan during the Severance Period shall be applicable to the Executive and his dependents as if he continued to be an employee of the Corporation. The Corporation will pay the costs of the Welfare Continuance Benefit for the Executive and his dependents under the Welfare Plans on the same basis as applicable, from time to time, to active employees covered under the Welfare Plans. If such participation in any one or more of the Welfare Plans included in the Welfare Continuance Benefit is not possible under the terms of the Welfare Plan, the Corporation will provide substantially identical benefits directly or through another insurance arrangement. The Welfare Continuance Benefits as to any Welfare Plan will cease if and when the Executive notifies the Corporation that all or part of the Welfare Continuance Benefit may be terminated.

Section 6.     Death.

If an Executive dies while receiving a Welfare Continuance Benefit, the Executive's spouse and other dependents shall continue to be covered under all applicable Welfare Plans during the remainder of the Severance Period.


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Section 7.     Determinations of Eligibility.

If an Executive makes a claim for benefits under the Plan and that claim is denied, the Corporation shall seek legal advice from a special independent counsel selected by the Executive and approved by the Corporation (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Company within the last five (5) years (other than in connection with this Plan) or for the Executive. Such counsel shall render a written opinion to the Corporation and Executive as to whether and to what extent the Executive is entitled to benefits under the Plan. The Corporation shall indemnify the Executive against any and all expenses (including attorneys' fees) which are incurred by the Executive in connection with any claim made for benefits under the Plan that is initially denied by the Corporation and that is ultimately paid under the Plan.

Section 8.     Release of Claims.

In consideration for and as a condition to receiving any payments under this Plan, the Executive must execute a written release in a form provided by the Corporation. In addition to any other provisions determined by the Corporation, the release may provide that the Executive agrees, for himself and his heirs, representatives, successors and assigns, that the Executive has finally and permanently separated from employment with the Corporation, and that he waives, releases and forever discharges the Corporation from any and all claims, known or unknown, that he has or may have, including but not limited to those relating to or arising out of his employment with the Corporation and the termination thereof, including but not limited to any claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, liability in tort, any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, or any other federal, state or local law relating to employment, employee benefits or the termination of employment, excepting only any claims to vested retirement benefits.

Section 9.     No Setoff.

Payment of a Severance Benefit shall be in addition to any other amounts otherwise payable to the Executive, including any accrued but unpaid vacation pay. No payments or benefits payable to or with respect to an Executive pursuant to this Plan shall be reduced by any amount the Executive may owe to the Corporation (except for amounts owed to the Corporation on account of loans, travel or standing advances, personal charges on Corporation credit cards or accounts, or the value of Corporation property not returned to the Corporation), or by any amount an Executive may earn or receive from employment with another employer or from any other source.


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Section 10.    No Assignment of Benefit.

No interest of any Executive or any Beneficiary under this Plan, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive or Beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.

Section 11.    Benefits Unfunded.

All rights under this Plan of the Executives and Beneficiaries, shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Corporation for payment of any amounts due hereunder except as provided with respect to the SRI Plan. The Executives and Beneficiaries shall have only the rights of general unsecured creditors of the Corporation.

Section 12.    Applicable Law.

This Plan shall be construed and interpreted pursuant to the laws of the State of Maryland.

Section 13.    No Employment Contract.

Nothing contained in this Plan shall be construed to be an employment contract between an Executive and the Corporation.

Section 14.    Severability.

In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby.

Section 15.    Successors.

The Plan shall be binding upon and inure to the benefit of the Corporation, the Executives and their respective heirs, representatives and successors.

Section 16.    Litigation Expenses.

The Corporation shall pay the litigation expenses, including reasonable attorneys' fees, incurred by any Executive or Beneficiary in a suit against the Corporation in which such Executive or Beneficiary successfully sues to enforce his rights under the Plan.

Section 17.    Amendment and Termination.

The Board shall have the right to amend the Plan from time to time and may terminate the Plan at any time, except as provided below:

(a) No amendment may be made to the Plan and the Plan may not be terminated for 24 months after a Change of Control,

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(b) No amendment or termination shall reduce the benefits payable to an
Executive who is receiving a Severance Benefit, and

(c) No amendment or termination that would adversely affect an Executive shall be effective with respect to any existing Executive until 24 months after approval of the amendment or termination by the Board.